As filed with the Securities and Exchange Commission on July 11, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED INDUSTRIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2081809
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

124 Industry Lane
Hunt Valley, Maryland	21030
(Address of Principal Executive Offices)	(Zip Code)

United Industrial Corporation 2006 Long Term Incentive Plan

(Full Title of the Plan)

Jonathan A. Greenberg, Esq.	Copies to:
Vice President, General Counsel
and Secretary	Steven L. Kirshenbaum, Esq.
United Industrial Corporation	Proskauer Rose LLP
124 Industry Lane	1585 Broadway
Hunt Valley, Maryland 21030	New York, New York 10036
(Name and Address of Agent for Service)	(212) 969-3000

(410) 628-3500
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $1.00 per share	1,787,204	$45.19(2)	$80,763,748.76(2)	$5,546.53(3)

(1)             This Registration Statement covers 1,787,204 shares of common stock available for issuance under the United Industrial Corporation 2006 Long Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also registers such additional shares of common stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)             Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, on the basis of the average of the high and low selling prices per share of common stock of the Registrant on July 6, 2006, as reported on the New York Stock Exchange.

(3)             Pursuant to Rule 457(p), the fee calculation includes the offset of $3,095.19 against the currently due filing fee of $8,641.72. The $3,095.19 offset amount includes $406.89, which was previously paid in connection with the Registrant’s Form S-8 related to the 1994 Stock Option Plan filed with the Commission on November 20, 2003 (Registration No. 333-110619), and $2,688.30, which was previously paid in connection with the Registrant’s Form S-8 related to the 2004 Stock Option Plan filed with the Commission on November 17, 2004 (Registration No. 333-120577). For more details, please see the explanatory note following this cover page.

EXPLANATORY NOTE

The aggregate number of 1,787,204 shares of common stock available for issuance under the United Industrial Corporation (the “Company”) 2006 Long Term Incentive Plan (the “Plan”) includes an aggregate of 1,034,704 shares in respect of awards previously granted under the Company’s 1994 Stock Option Plan (as amended), 1996 Stock Option Plan for Nonemployee Directors (as amended), and 2004 Stock Option Plan, and an aggregate of 218,166 shares currently available and previously authorized by the Company’s stockholders under those prior equity plans’ reserves. This Registration Statement registers 534,334 new shares of common stock of the Company for issuance pursuant to awards granted under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                          Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by United Industrial Corporation, a Delaware corporation (the “Company” or the “Registrant”) are incorporated by reference herein:

(a)                                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 14, 2006;

(b)                                 the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 10, 2006;

(c)                                  the Company’s Current Reports on Form 8-K, filed with the Commission on May 10, 2006 and June 30, 2006; and

(d)                                 the description of the Registrant’s shares of Common Stock contained in the Registrant’s Registration Statement on Form 8-B filed with the Commission on December 10, 1959, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description. Because such filing is not available on EDGAR, the description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form S-3 (File No. 333-120402) filed with the Commission on November 12, 2004, including any amendment filed for the purpose of updating such description, is also incorporated herein by reference.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.                          Description of Securities

Not applicable.

Item 5.                          Interests of Named Experts and Counsel.

The legality of the common stock of the Company to be available for issuance under the Company’s 2006 Long Term Incentive Plan has been passed upon by Jonathan A. Greenberg, Esq., Vice President, Secretary and General Counsel of the Company and AAI Corporation, a wholly owned subsidiary of the Company. As of July 6, 2006, Mr. Greenberg held stock options to purchase an aggregate of 28,500 shares of common stock of the Company.

Item 6.                          Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses

(including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Additionally, as permitted by the DGCL, the Restated Certificate of Incorporation of the Registrant provides that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law, (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.

The Registrant’s Restated Certificate of Incorporation provides that the Registrant will indemnify its directors and officers (or its former directors or officers or any person who may have served at its request as a director or officer of another corporation of which the Registrant is an owner or creditor) against liability arising in connection with the defense of any action, suit or proceeding in which any such person is made a party by reason of having served in such a position, except to the extent any such person is adjudged to be liable for negligence or misconduct in the performance of duty. The Registrant’s Bylaws provide that the Registrant will indemnify each of its directors and officers (and his or her heirs, executors and administrators) against reasonable expenses incurred by him or her in connection with or arising out of any action, suit or proceeding to which he or she may be made a party by reason of his or her being or having been a director or officer of the Registrant (whether or not he or she is a director or officer at the time of incurring such expenses) to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                          Exemption from Registration Claimed.

Not applicable.

Item 8.                          Exhibits.

Exhibit No.	Description
4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 6, 2004).

4.2

Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 14, 2006).

5	Opinion of Jonathan A. Greenberg, Esq.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Jonathan A. Greenberg, Esq. (contained in Exhibit 5 hereto).*

24	Power of Attorney (included on signature page).*

*                    Filed herewith.

Item 9.                          Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hunt Valley, state of Maryland on this 11th day of July, 2006.

UNITED INDUSTRIAL CORPORATION

By:	/s/ James H. Perry
	Name:	James H. Perry
	Title:	Vice President, Chief Financial Officer and Controller

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints James H. Perry and Jonathan A. Greenberg, Esq. and each of them, acting singly as his attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign a Registration Statement on Form S-8 of United Industrial Corporation and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Frederick M. Strader	President and Chief Executive Officer, Director	July 11, 2006
Frederick M. Strader	(Principal Executive Officer)

/s/ James H. Perry	Vice President, Chief Financial Officer and Controller	July 11, 2006
James H. Perry	(Principal Financial and Accounting Officer)

/s/ Warren G. Lichtenstein	Chairman of the Board, Director	July 11, 2006
Warren G. Lichtenstein

/s/ Thomas A. Corcoran	Director	July 11, 2006
Thomas A. Corcoran

/s/ Glen M. Kassan	Director	July 11, 2006
Glen M. Kassan

/s/ Robert F. Mehmel	Director	July 11, 2006
Robert F. Mehmel

/s/ General Richard I. Neal (Retired)	Director	July 11, 2006
General Richard I. Neal (Retired)

EXHIBIT INDEX

Exhibit No.	Description

4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 6, 2004).

4.2

Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 14, 2006).

5	Opinion of Jonathan A. Greenberg, Esq.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Jonathan A. Greenberg, Esq. (contained in Exhibit 5 hereto).*

24	Power of Attorney (included on signature page).*

*                    Filed herewith.